Exhibit 99.1

Wheels Up Secures $332 Million Revolving Financing Facility and

Completes Acquisition of 17 Phenom 300 Series Aircraft

New Bank of America-led facility, with Delta Air Lines credit support, provides growth flexibility as Wheels Up expands its fleet with GrandView Aviation assets to enhance customer experience

ATLANTA, Nov. 14, 2024 /PRNewswire/ -- On November 13, 2024, Wheels Up Experience Inc. (NYSE: UP) closed its new $332 million revolving equipment notes facility with Bank of America, and completed the acquisition of GrandView Aviation's fleet of 17 Embraer Phenom 300 and Phenom 300E aircraft, and related maintenance assets and customer programs. The closings mark a major step forward for Wheels Up’s strategic growth goals, aimed at delivering an elevated and reliable experience for its customers. Wheels Up first announced that it had entered into definitive agreements for these transactions on October 22, 2024.

“Our fleet transition starts today with the strategic acquisition of GrandView’s Phenom fleet and the immediate introduction of the Phenom fleet into our programmatic member as well as charter offerings as we head into the peak holiday travel season,” said George Mattson, Chief Executive Officer. “By expanding our fleet with newer, more capable aircraft, we are positioning Wheels Up to remain at the forefront of our industry, offering our customers private aviation solutions that deliver greater flexibility, enhanced comfort, and the reliable access our customers expect.”

The company’s new $332 million revolving equipment notes facility, backed by credit support from Delta Air Lines, refinanced Wheels Up’s existing owned fleet, financed the purchase of GrandView’s fleet, and will provide additional borrowing access to support the completion of Wheels Up’s fleet transition.

About Wheels Up

Wheels Up is a leading provider of on-demand private aviation in the U.S. and one of the largest companies in the industry. Wheels Up offers a complete global aviation solution with a large and diverse fleet and a global network of safety vetted charter operators, all backed by an uncompromising commitment to safety and service. Customers can access charter and membership programs, as well as unique commercial travel benefits through a one-of-a-kind, strategic partnership with Delta Air Lines. Wheels Up also offers freight, safety and security solutions and managed services to individuals, industry, government and civil organizations.

Wheels Up is guided by the mission to deliver a premium solution for every customer journey. With the Wheels Up mobile app and website, members and customers have the digital convenience to search, book and fly.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the control of Wheels Up Experience Inc. (“Wheels Up” or the “Company”). These forward-looking statements include, but are not limited to, statements regarding: (i) the new $332 million revolving equipment notes facility (the “Revolving Equipment Notes Facility”) and financing transactions contemplated thereby, including the Company’s use of net proceeds therefrom for general corporate purposes or to execute the Company’s previously announced fleet modernization strategy; (ii) the ability of the Company to reborrow under the Revolving Equipment Notes Facility in the future, subject to any restrictions under the related definitive documentation or pursuant to the agreements governing the Company’s existing indebtedness obligations, and use the net proceeds from such reborrowings to acquire additional aircraft or for general corporate purposes; (iii) the Company’s intended use and future operation of the assets acquired from Grandview Aviation LLC (“GrandView Aviation”), and any expected financial or operational benefits or impacts to the Company as a result of the transactions contemplated by the definitive documentation for such acquisition or the operation of the assets acquired from GrandView Aviation; and (iv) the Company’s fleet modernization strategy and the ability of the Company to execute such strategy, as well as the expected operational impacts to the Company from implementing such strategy on the timeline that it currently anticipates. The words “anticipate,” “continue,” “could,” “expect,” “plan,” “potential,” “should,” “would,” “pursue” and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 7, 2024 and the Company’s other filings with the SEC from time to time. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company does not intend to update any of these forward-looking statements after the date of this press release.

Contacts

Investors:
ir@wheelsup.com

Media:
press@wheelsup.com

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